UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: November 15, 2013

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana	59401
(Address of principal executive offices)	(Zip Code)

(406) 791-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2013, Kevin J. Degenstein, the president and chief operating officer of Gas Natural Inc. (the “Company”), ceased to serve as an officer of the Company and any of its subsidiaries. The separation was mutually agreed to by Mr. Degenstein and the Company and related primarily to consolidating the Company’s management functions in Mentor, Ohio (Mr. Degenstein worked out of the Company’s Great Falls, Montana office). The Company will pay Mr. Degenstein’s severance for a year from his separation pursuant to his employment agreement.

On November 20, 2013, the Board of Directors of the Company appointed Gregory J. Osborne, age 34, as the new president and chief operating officer of the Company. Mr. Osborne has served as a director of the Company since September 2009 and was appointed president and chief operating officer of Energy West Resources, Inc., our marketing and production subsidiary, in February 2012. He previously served as president, chief operating officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company, from 2006 until January 2012. From 2003 until joining JDOG, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a natural gas distribution company acquired by the Company in January 2010. From April 2009 to September 2010, he was director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York, and a trustee of the Ohio Oil and Gas Association. He is the son of Richard Osborne, the Company’s chief executive officer and chairman of the board.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Donald R. Whiteman
Name:	Donald R. Whiteman
Title:	Corporate Controller

Dated: November 21, 2013